Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

AMRE Asset Management Inc.	Nevada
American Medical REIT, Inc.	Maryland
Decentralized Sharing Systems, Inc.	Nevada
Document Security Systems, Inc.	New York
DSS Administrative Group, Inc.	New York
DSS Asia Limited	Hong Kong
DSS BioHealth Security, Inc.	Nevada
DSS Blockchain Security, Inc.	Nevada
DSS Cyber Security Pte Ltd	Singapore
DSS Digital Inc.	New York
DSS International Inc.	Nevada
DSS Secure Living, Inc.	Nevada
DSS Securities, Inc.	Nevada
DSS Technology Management, Inc.	Delaware
Gigeconomic Solutions, Inc	Texas
HWH World, Inc.	Texas
Plastic Printing Professionals, Inc.	New York
Premier Packaging Corporation	New York
RBC Life International, Inc.	Nevada
RBC World, Inc.	Nevada
Secuprint Inc.	New York